Exhibit 99.1

July 21, 2004

Endocardial Solutions Reports Second Quarter Results
Record Quarterly Revenue of $11.8 Million and Net Income of $925,017

MINNEAPOLIS / ST.PAUL — Endocardial Solutions, Inc. (Nasdaq: ECSI) today reported record quarterly revenue of $11.8 million for the second quarter ended June 30, 2004, an increase of 27% over revenue of $9.3 million for the same period in 2003, and the Company’s fourth consecutive quarter of record revenue.  The Company also reported record net income of $925,017 for the second quarter, or $.04 per share, compared to a net loss of $1.4 million, or ($.07) per share, for the same period of 2003.  This net income figure reflects the Company’s current period tax expense, offset by the recognition of tax benefits relating to prior year net operating losses, resulting in a net tax effect of $0 for the quarter.

Revenue from the sale of EnSite Array™ catheters and EnSite NavX™ surface electrode kits in the second quarter was $5.9 million, a 20.9% increase over EnSite disposable product sales during the same period in 2003.  Revenue from the sale of EnSite® Systems in the second quarter was $4.6 million, an increase of 55.8% over the second quarter of 2003.  The Company’s gross margin for the quarter was 73.6%, which included revenue of approximately $923,000 from the upgrade of 87 EnSite Systems to the Company’s new EnSite v.4.2 hardware and software platform during the second quarter, and revenue of $387,000 from EnSite service and support warranties and the sale of accessories.

Jim Bullock, President and CEO, stated “Year-to-date, our revenue of $22.4 million is up 35.2% over the same period in 2003, with EnSite disposable product revenue up by 33.9% and EnSite System revenue up by 42.5%.  The Company’s overall gross margins were 70.3% during the first six months of 2004 compared to 64.7% for the same period in 2003, while total operating expenses of $14.9 million have increased by only 5.0% over the same period.  These strong operating results have, in part, been driven by the continuing rapid growth in the market for the treatment of atrial fibrillation with ablation therapy.  EnSite NavX, our proprietary navigation and localization technology that enables three-dimensional non-fluoroscopic display, navigation and positioning of conventional mapping and ablation catheters from any manufacturer, is clearly positioned to address the clinical need for effective and cost-efficient three-dimensional mapping, visualization, and navigation that is necessary for the precise delivery of these ablation therapies.”

Bullock continued, “The EnSite v.4.2 hardware and software platform that we introduced in the fourth quarter of 2003, also includes the first version of our EnSite ‘digital image fusion’ technology (“EnSite DIF™”) which enables physicians to display, side-by-side on the EnSite System, a segmented 3D digital CT image of a patient’s heart chamber with the heart chamber geometry created with EnSite NavX.  As of the end of the second quarter, we now have a total of 254 EnSite Systems that have been sold with, or upgraded to, the EnSite v.4.2 platform with the high performance Intel® Xeon™ workstation, a new ergonomic integrated cart and monitors, and a variety of unique accessories that interface with the ablation generators and EP recording systems of any manufacturer.  Our decision to accelerate system upgrades to the new EnSite v.4.2 hardware and software platform during the first and second quarters of 2004 was part of the Company’s strategic objective of increasing clinical adoption of the EnSite System not only for the treatment of atrial fibrillation, but as a mapping, visualization and navigation platform for ablation techniques to treat a variety of cardiac arrhythmias.  Other key elements of this strategic initiative include our enhanced and expanded EnSite clinical education and training programs which are focused on improving customer proficiency in the use of the EnSite System for all types of cardiac arrhythmia ablations, and the selective addition of field clinical support personnel in those geographic areas where we have critical mass of new EnSite Systems.  Collectively, these initiatives and investments are yielding excellent returns and we believe the Company is well-positioned to continue to drive top-line growth and operating profits throughout the remainder of 2004.”

Second Quarter 2004 Earnings Conference Call

July 22, 2004

9:30am (CDT)

US/Canada: 1-877-272-5391

International: 1-706-634-0654

Moderator: Jim Bullock

Instant Replay through August 5, 2004

US/Canada: 1-800-642-1687

International: 1-706-645-9291

Conference ID: 8618493

Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets the EnSite System used for the diagnostic mapping of arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart) with a 3D graphical display of the heart’s electrical activity, and the navigation and localization of conventional catheters (diagnostic or therapeutic) used during electrophysiology procedures.  The U.S. Food and Drug Administration cleared the EnSite System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter of 1999, and cleared the EnSite NavX Surface Electrode Kit to display the position of conventional electrophysiology catheters in any chamber of the heart in the second quarter of 2003.

The discussion above is based on preliminary financial results, which are subject to further review and adjustment, and contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding gross margins, operating expenses and revenue expectations, that involve a number of risks and uncertainties.  A number of factors should be considered in conjunction with these forward-looking statements.  These factors are set forth in the cautionary statements included in Exhibit 99.1 to Endocardial Solutions’ Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.  Endocardial Solutions cautions investors and others to review the statements set forth in that report and that other factors may prove to be important in affecting the business and results of operations of Endocardial Solutions.

Contacts:

Jim Bullock, President & CEO, Endocardial Solutions	(651) 523-6928 jbullock@endocardial.com
J. Robert Paulson, CFO, Endocardial Solutions	(651) 523-6916 bpaulson@endocardial.com
Brenda Gutzke, Investor Relations, Endocardial Solutions	(651) 523-6959 bgutzke@endocardial.com

Endocardial Solutions, Inc.

Consolidated Statements of Operations

(Unaudited)

In 000’s, except EPS and shares outstanding

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003

Revenue	$11,826	$9,293	$22,430	$16,585

Cost of Goods Sold	3,120	3,447	6,667	5,862

Gross Margin	8,706	5,846	15,763	10,723

Operating Expenses:
Research and Development	1,059	1,488	2,226	3,033
General and Administrative	1,152	774	2,155	1,522
Sales and Marketing	5,521	4,973	10,567	9,680

Total Operating Expenses	7,732	7,235	14,948	14,235

Operating Income (Loss)	974	(1,389)	815	(3,512)

Total Other Expense	(49)	(30)	(116)	(69)

Net Income (Loss)	$925	$(1,419)	$699	$(3,581)

Net earnings (loss) per share - basic	$0.04	$(0.07)	$0.03	$(0.18)

Weighted average shares outstanding - basic	21,966,965	19,688,926	21,896,518	19,636,613

Net earnings (loss) per share - diluted	$0.04	$(0.07)	$0.03	$(0.18)

Weighted average shares outstanding - diluted	23,332,188	19,688,926	23,244,476	19,636,613

Selected Balance Sheet Data

	June 30, 2004	December 31, 2003

Cash & cash equivalents	$8,799	$10,216
Working Capital	17,215	16,470
Total Assets	30,229	30,276
Long-term debt and capital lease obligations less current portion	—	64
Accumulated deficit	(84,256)	(84,956)
Total stockholder’s equity	21,728	20,313